                                                                   EXHIBIT 10.10



                           K & G MEN'S CENTER, Inc.
                           1225 Chattahoochee Avenue
                               Georgia 30318-9958
                 Phone:  (404) 351-7967   Fax:  (404) 351-8038

                                 March 13,1998

Mr. Skip Briggs
465 Blackshire Road
Sevema Park, MD 21146


Dear Skip:

     I am pleased to respond to your letters concerning employment with K&G Men's Center, Inc.

Position:
--------

     Vice President - Store Operations

Permanent Move Timing:
---------------------

     As we discussed, I believe this can work.

Moving Allowance:
----------------

     All real estate selling commissions connected with your primary residence in Baltimore based on local standards to be paid by K&G. Loan origination fees limited to one point, not to exceed $2,400, on the purchase of a primary residence in Atlanta. Reasonable moving expenses for the Briggs Family for relocation from Baltimore to Atlanta. It is understood that you will do everything reasonable to minimize these expenses.

Transition Allowance:
--------------------

     We will pay for the transportation of personal items for the initial move of Skip Briggs to Atlanta. We will pay for a temporary apartment residence and telephone as long as a residence is needed up to July 31, 1999. K&G will pay for one monthly round trip home for you and one family trip to Atlanta prior to the move.

     Compensation:
     ------------

     Base Salary

     Year 1:   $110,000
     Year 2:   $121,000
     Year 3:   $133,000
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Bonus:
-----

     Year 1:  Guaranteed bonus of $40,000.
     Year 2:  Guaranteed bonus of $44,000.
     Year 3:  Guaranteed bonus of $48,000.

Stock Options:
-------------

     -20,000 shares upon employment granted at next compensation committee meeting following the date of your employment, having an exercise price equal to fair market value on the date of grant.

     Your options will vest in equal annual increments, over a five-year period, with vesting beginning on the date of grant. Your stock option level could be higher than this based on discretionary grants. It would be my desire that you would become a significant shareholder of the Company over time. Also please note that we pay bonuses after we have completed the year-end audit and we have conducted annual reviews. Bonus payments and salary adjustments typically occur around April 1 and alt bonus payments and salary adjustments assume that the Company employs you on such date.

Benefits:
--------

     You would be entitled to the benefits given the executive management. It is certainly my desire for these benefits to increase as the Company grows.

     Your employment is terminable at any time by the Company for cause or "nonperformance" without obligation by the Company. If your employment is terminated for a reason other than cause or nonperformance before September 30, 1998, you will receive as a severance monthly payments equal to one-twelfth of your then current annual salary and bonus as detailed in this letter, through the 1 month anniversary of the date of your employment After September 30, I 998 if your employment is terminated for a reason other than cause or nonperformance, you will be entitled to receive as severance monthly payments equal to one-twelfth of your then current annual salary and bonus as detailed in this letter for a twelve-month period. After April 1, 2000, if your employment is terminated for a reason other than cause or nonperformance, you will be entitled to receive as severance monthly payments equal to one-twelfth of your the current annual salary and bonus as detailed in this letter through March 31, 2001. After March 31, 2001 you will not be entitled to receive any severance payments for any reason. Payment of any severance amounts would be conditioned upon your agreement to enter into and abide by the terms of a customary nonccompetition and employee non-solicitation agreement for the entire severance period relating to any severance payments.

     The appropriate definition of the terms "cause" and non-performance" are as follows. "Cause" means willful misconduct, gross negligence or dishonesty or fraud in the conduct of your duties as a member of the management team. "Non-performance" means a repeated failure on your part to perform duties assigned to you by me, Steve Greenspan or the Board of Directors.
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     Skip, we are looking forward to you joining K&G as a member of our team.
Please call if I can be of assistance.

                                 Sincerely,

                                  /s/ John C. Dancu
                                 --------------------------
                                 John C. Dancu
                                 Chief Operating Officer and
                                 Chief Financial Officer
Agreed to:

 /s/ Skip Briggs
---------------------

By:  Skip Briggs
Date:  March 13, 1998